Exhibit 99.1

Remarks Prepared for Delivery by
Franklin D. Raines
Chairman and CEO, Fannie Mae

Testimony by Franklin D. Raines Before the House Subcommittee on Capital Markets, Insurance and Government Sponsored Enterprises (Written Testimony)
Washington, DC
October 06, 2004

Thank you, Chairman Oxley, Ranking Member Frank, Chairman Baker, Ranking Member Kanjorski and members of the Subcommittee.

My name is Frank Raines, and I am Chairman and Chief Executive Officer of Fannie Mae. I greatly appreciate the opportunity to appear here today to answer your questions about issues raised in the September 2004 report by OFHEO of its special examination of Fannie Mae.

I would like to begin by noting that this is the first opportunity that Fannie Mae and its Board are taking to respond in an official forum to the allegations set forth in the OFHEO exam report.

We take this report seriously. Out of respect for the regulatory process — and for OFHEO — we have sought, with great diligence, to follow an orderly process throughout the special examination, which is ongoing. We have chosen not to respond ad hoc to questions about the exam report’s content or conclusions. Instead, we will provide our responses in the appropriate forums, including through the Board’s independent review, to the Securities and Exchange Commission, and to the Congress. I appreciate that the Committee has provided this forum today.

Some people have mistakenly concluded that the company’s agreement with OFHEO constituted an admission by the company to the findings and conclusions of the report. Let me clarify that is not the case. The agreement itself states that the Company was not admitting or denying any wrongdoing as a result of signing the agreement.

Fannie Mae respects the role of OFHEO as our safety and soundness regulator. The strong oversight OFHEO provides is critical, given Fannie Mae’s significant role in the U.S. housing finance system and the financial system as a whole. In our view, from a decade of experience working with OFHEO, I believe our safety and soundness regime makes Fannie Mae a better company. OFHEO has more examiners per regulated company than bank regulators do. OFHEO’s risk-based capital standard is a model for financial institutions globally, and goes farther than new risk-based capital models being proposed for financial institutions with more complex operations than Fannie Mae.

The best financial institutions will tell you the same thing: they welcome the examination process because it fosters cooperation in making the institution the best that it can be. A confidential and cooperative examination process builds confidence — both the regulator’s confidence in the company, but also the company’s confidence in its own safety and soundness.

While this special examination departed from standard financial institution examination procedures, our obligation remains the same: to make adjustments needed to respond to OFHEO’s concerns just as any financial institution would do with respect to its regulator.

That is why the company, led by our Board, promptly entered into a regulatory agreement with Director Falcon. There were three reasons that it was important to do so.

First, it was important to make it clear that the company sincerely wanted to address any issues our regulator might have that related to the safety and soundness of the company.

Second, it was important to respond quickly to as many of the issues presented by OFHEO as possible, and to establish a process to resolve the remaining issues.

Third, the agreement also recognizes the importance to the marketplace of putting in place an orderly process to move forward.

In particular, Fannie Mae has agreed to several measures:

•	We will build up to a 30 percent capital surplus over the next 270 days.

•	We will appoint a Chief Risk Officer, who will be independent of other corporate responsibilities and have duties crafted in consultation with OFHEO.

•	The Board will hire an independent counsel and independent accounting consultant to review our accounting policies and practices and then report back to the Board and to OFHEO. And the Board will direct and oversee changes based on that review.

•	We are making two changes to our accounting going forward. With respect to FAS 91, we will discontinue in the fourth quarter 2004 the use of a range to which OFHEO has objected. With respect to FAS 133, we will shift in the first quarter to the “long haul” approach where applicable to evaluating hedge effectiveness.

•	We will separate our economic modeling and accounting functions.

•	And we will separate our business planning and forecasting functions from the Controller’s function.

Going forward, Fannie Mae’s management is committed to working with OFHEO and our Board of Directors to comply with and carry out the terms of the agreement.

Let me thank our Board members, particularly our presiding director, Ann Korologos, for their dedication and efforts on behalf of Fannie Mae in the past 16 days. Their diligence made it possible to quickly set forth an orderly process to resolve the concerns raised by the OFHEO report.

In conjunction with the agreement, the Board’s independent review committee has hired the law firm of Paul, Weiss, Rifkind, Wharton & Garrison to conduct an independent investigation, led by former Senator Warren Rudman, of the allegations in the special examination report. The issue of whether our implementation of FAS 91 and FAS 133 was consistent with Generally Accepted Accounting Principles (GAAP) remains with the SEC.

This agreement and these measures are important steps toward addressing the matters raised in the OFHEO report, and a way to move forward. Adopting these measures will make Fannie Mae stronger and even better able to pursue our mission and the business that fuels our mission.

That mission, after all, is our central function. Congress chartered Fannie Mae to expand access to homeownership for low- and moderate-income Americans. And we are committed to that mission. Earlier this year we announced a commitment to create six million first-time homebuyers — including 1.8 million minority first-time homebuyers — over the next decade, and do our part to raise the minority homeownership rate to 55 percent. By quickly reaching agreement with OFHEO where we could, we are able to maintain our mission focus.

For those that may be concerned that some of these steps, particularly the 30 percent capital surcharge, will constrain our mission activities, let me say this: Fannie Mae will do everything in our power to meet our commitments to expanding homeownership and affordable housing while also meeting the requirements of the agreement.

I would like to address the issues raised by the OFHEO report concerning our implementation of the accounting standards FAS 133 and FAS 91. These accounting standards are highly complex and require determinations over which experts often disagree.

I want to be clear that, in an effort to understand OFHEO’s concerns and to prepare for today’s hearing, I have made efforts to understand the facts related to the issues discussed in the OFHEO report, some of which involve highly detailed issues that I would not normally focus on in my role as CEO. My comments today will therefore include a combination of my own recollections and the facts about these issues that I have learned recently.

As to the two major allegations in the report, first, the report alleges that in 1998, the company willfully violated GAAP in order to maximize executive bonuses. This is a serious allegation, and we strongly disagree with it.

Second, the report alleges that we misapplied GAAP with respect to the two accounting standards, FAS 91 and FAS 133. We believe we applied those standards in accordance with GAAP, and our independent auditor, KPMG, reviewed our application of those standards and concurred.

Fannie Mae has previously issued and filed with the SEC financial statements that reflect the accounting and financial statement presentation that OFHEO has alleged to be inappropriate. Those financial statements were certified by me and by our Chief Financial Officer, Tim Howard, after a thorough process, and audited by our independent auditor, KPMG.

Fannie Mae has not withdrawn those financial statements and KPMG has not withdrawn its opinion that those financial statements were prepared consistent with GAAP in all material respects. Rather, the issues that have been raised by OFHEO will be taken up directly with the staff of the SEC, which ultimately has the final authority over GAAP.

FAS 133, the standard for derivative and hedge accounting, is considered one of the most complicated accounting standards ever issued. Parties, including Fannie Mae, submitted over 300 comment letters when it was first proposed in 1996, and it took five years to complete. To deal with the complex interpretations it requires, the Financial Accounting Standards Board, or FASB, formed a Derivatives Implementation Group, which has issued over 170 interpretive rulings. The standard and its implementation guidance fill over 900 pages.

There is no dispute that Fannie Mae uses derivatives for one reason: that is to reduce risk through hedging. Unlike many other major investors, Fannie Mae does not make money by speculating or trading in derivatives. We purchase derivatives — from major established financial firms — to help us reduce the interest rate risk that is inherent in financing long-term, fixed-rate mortgages in a floating rate economy. We use derivatives in the way Federal Reserve Board Chairman Alan Greenspan has said is healthy for the financial system — to help reduce risk.

Given the complexities of FAS 133, from the beginning, Fannie Mae’s approach to adopting the standard was careful, considered, and thorough.

We spent three years preparing to implement FAS 133 before it was adopted in 2001. We worked closely with FASB to ensure it understood how Fannie Mae uses derivatives, and to ensure Fannie Mae understood the FASB’s approach. Then, when FASB adopted the standard, Fannie Mae put together a multi-disciplined task force to work on its implementation.

Before we implemented FAS 133, our independent auditor, KPMG, reviewed both our detailed policy and the operational processes and systems that we developed to apply the policy. We then ran our FAS 133 processes and systems in parallel with the existing accounting for the year before FAS 133 became effective to ensure that everything was operating properly.

Finally, KPMG re-reviewed our policies on two different occasions — once when Fannie Mae revised its hedge guidelines in 2003, and again in 2004.

I believe that we have tried hard to apply FAS 133 the right way, and that the transactions in question were eligible for hedge accounting. OFHEO has stated otherwise. We look forward to a determination by the SEC.

As for FAS 91, this standard requires that premiums we pay, or discounts we receive, on the purchase of mortgage backed securities be amortized over the expected average life of the security. Since homeowners often prepay mortgages and refinance when interest rates fall, we determine the period of amortization using two estimates. First, we estimate future interest rate changes. Second, we estimate prepayments — that is, how homeowners will react to interest rate changes.

As these estimates change, so does the expected average life of the mortgage. Therefore, under FAS 91 the amount of amortization that must be booked as income or expense changes in any given period.

Given these imprecisions, Fannie Mae decided to use a range of possible outcomes for our FAS 91 amortization. KPMG reviewed our FAS 91 policy when it was implemented in 2000.

Our internal accounting experts believed that using a range was consistent with GAAP. In preparing our financial reports, as recently as last quarter’s SEC Form 10-Q, KPMG told us they concurred with our use of a range.

As is the case with FAS 133, the SEC will ultimately decide whether our policy was, or was not, consistent with GAAP. We have agreed with OFHEO to discontinue the use of a range in implementing FAS 91 beginning in the fourth quarter of 2004.

Our accounting staff has repeatedly determined that our policies and practices with regard to FAS 91 and 133 are reasonable and in accord with GAAP and KPMG has issued unqualified opinions on our financial statements. That remains their position today. Our purpose in describing our approach to these standards is not to argue that we are right and OFHEO is wrong. What we want to demonstrate is that we intended to do the right thing and we took care to do the right thing.

In fact, when I certify our financial statements, I certify that these documents “fairly present in all material respects the financial condition, results of operations and cash flows” of the company. That is a very serious statement, and I take it very seriously. We engage in a rigorous due diligence process before I ever put a pen to paper and make that certification.

First, our draft financial reports are reviewed by dozens of people, including key businesspersons. Each senior businessperson must formally sign off on each report.

Next, our Disclosure Committee, made up of seven senior officers including the Controller, the General Counsel and the head of internal audit, reviews drafts of the report and meets to discuss the draft. The Disclosure Committee represents to the CFO and the CEO that the report is accurate and controls around disclosures are effective.

In addition, over 30 officers provide representation that they have disclosed to the head of internal audit any issues in their areas that could be material to the financial statements or internal controls.

At this point, I engage in a rigorous due diligence session with our controller, our head of internal audit, our general counsel, chief operating officer, and chief financial officer, attended by KPMG, where I receive reports about the financial statements, accounting policy developments, key disclosures, and any internal control considerations. The CFO and I ensure that any questions raised during this session are answered prior to finalizing the report.

Then the Board’s Audit Committee reviews the draft report, and holds a conference call with senior management, and attended by KPMG, to discuss the report and results of our due diligence session. And of course, KPMG provides its opinion on the financials.

I only certify after receiving assurance that I can say with confidence that our financial statements “fairly present in all material respects the financial condition, results of operations and cash flows” of the company.

Conclusion

Mr. Chairman, no one is more interested in a full and open examination of these issues than I am.

I cherish this company. I believe in the mission that Congress challenged Fannie Mae to carry out. And I am inspired by the 5,000 women and men who come to work every day trying to help lenders help people get into homes.

Most of all, I believe Fannie Mae’s biggest challenge ahead is helping the financial system and mortgage industry to meet the growing and changing housing needs of our growing and changing nation. This decade is expected to produce 30 million more Americans who will create 13-15 million new households. Minorities will represent 80 percent of the growth. As a result, we estimate that 46 percent of future first-time homebuyers will be minorities and immigrants. Serving their housing needs will require new ideas and innovations in mortgage financing, and we look forward to helping the industry with this challenge.

Given this public mission for which Congress created us, and as an instrument of national housing policy, Fannie Mae expects and welcomes OFHEO’s rigorous oversight to ensure that we are safe, sound, solid and stable for the long run. As I said the last time I appeared before this Committee, strong oversight is in the best interest of Fannie Mae, our shareholders, financial markets, and homeowners.

Thank you, Mr. Chairman and members of the Committee. I look forward to answering any questions you may have.